                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K
                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): February 24, 1999



                          MINDSPRING ENTERPRISES, INC.
                          ----------------------------
             (Exact name of registrant as specified in its charter)



          DELAWARE                  0-27890                   58-2113290
-----------------------------   ---------------          -----------------------
(State or other jurisdiction      (Commission                (IRS Employer
     of incorporation)            File Number)             Identification No.)



              1430 WEST PEACHTREE ST., SUITE 400, ATLANTA, GA 30309
              -----------------------------------------------------
                    (Address of principal executive offices)



       Registrant's telephone number, including area code:  (404) 815-0770
                                                           ----------------

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

     On February 17, 1999, MindSpring Enterprises, Inc., a Delaware corporation ("MindSpring"), acquired some of the tangible and intangible assets and rights used in connection with the Internet services business operated in the United States by NETCOM On-Line Communication Services, Inc. ("NETCOM"), a Delaware corporation and an indirect wholly owned subsidiary of ICG Communications, Inc. (the "Business"), including (1) approximately 400,000 of NETCOM's individual Internet access accounts; (2) approximately 3,000 dedicated Internet access accounts; (3) approximately 18,000 Web hosting accounts; (4) leased operations facilities in San Jose, California and Dallas, Texas; (5) some of NETCOM's contracts with original equipment manufacturers; (6) NETCOM's rights to the "NETCOM" name (except in Brazil, Canada and the United Kingdom); (7) some of NETCOM's intellectual property held or used in connection with the Business;
(8) all engineering, business and other books, papers, files and records directly related to the Business; (9) all manufacturer's warranties with respect to the assets being acquired, if any, to the extent assignable; and
(10) some of the other tangible assets such as computers and furniture held or used by NETCOM in connection with the Business (collectively, the "Assets"). MindSpring and NETCOM entered into an Asset Purchase Agreement (the "Asset Purchase Agreement") dated January 5, 1999 and amended February 17, 1999 related to the acquisition. The acquisition will be accounted for under the purchase method of accounting. The Business is headquartered in San Jose, California, and has a network operations facility in Dallas, Texas. MindSpring is currently evaluating the feasibility of consolidating operations and administration. Otherwise, MindSpring intends to use the Assets in a manner similar to the manner in which NETCOM used the Assets.

     The NETCOM operations outside the United States are not included in this transaction. In addition, NETCOM will retain all of the assets used in connection with its network operations. Under a separate network services agreement, NETCOM (which will change its name in the near future) will sell MindSpring access to its network. The agreement has a term of one year with an option for a second year on potentially different terms to be negotiated and accepted by both parties.

     MindSpring purchased the Assets for $245 million, including $215 million in cash and $30 million in common stock of MindSpring (376,116 shares, at a per share price of $79.76). The purchase price was determined based upon an evaluation of the Business and the result of negotiations conducted by management under the direction and supervision of MindSpring's Board of Directors. To finance the acquisition, MindSpring used approximately $135 million of cash on hand and borrowed approximately $80 million on February 17, 1999, under its $100 million secured revolving credit facility with First Union National Bank and other lenders (the "Credit Facility"). MindSpring's Credit Facility is described more fully under the section entitled "Description of Secured Credit Facility," which is attached as Exhibit 99.1 to this report.

     The foregoing description of the acquisition does not purport to be complete and is qualified in its entirety by reference to the Asset Purchase Agreement, a copy of which is attached as Exhibit 2.1 to this report. A copy of the press release, dated February 17, 1999, issued by MindSpring regarding the closing of the NETCOM acquisition is attached as Exhibit 99.2 to this report.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.


(a)     Financial Statements of Business Acquired.

        The financial statements of NETCOM required by this item are contained in the financial statements and accompanying footnotes listed in the Index on page F-1.

(b)     Pro Forma Financial Information.

        The pro forma financial information required by this item is contained in the financial statements and accompanying footnotes listed in the Index on page F-1.


(c)  Exhibits.


     2.1. Asset Purchase Agreement, dated as of January 5, 1999, by and between MindSpring Enterprises, Inc. and NETCOM On-Line Communication Services, Inc.

     2.2 Closing Agreement, dated February 17, 1999, by and between MindSpring Enterprises, Inc. and NETCOM On-Line Communication Services, Inc.

     10.1. Credit Agreement, dated as of February 17, 1999, by and among MindSpring Enterprises, Inc., certain Lenders identified therein, First Union Capital Markets Corp. as Arranger and First Union National Bank as Administrative Agent.

     10.2. Guaranty and Collateral Agreement, dated as of February 17, 1999, made by MindSpring Enterprises, Inc. and certain other Grantors party thereto, in favor of First Union National Bank as Administrative Agent.

     23.1  Consent of Arthur Andersen LLP.

     99.1. Description of Secured Credit Facility.

     99.2. Press release issued by MindSpring Enterprises, Inc. dated February 17, 1999.

                          INDEX TO FINANCIAL STATEMENTS

NETCOM ON-LINE COMMUNICATION SERVICES, INC. DOMESTIC SUBSCRIBER OPERATIONS

                                                                                 PAGE
                                                                                 ----
Report of Independent Public Accountants ...................................      F-2
Balance Sheets as of December 31, 1998 and 1997.............................      F-3
Statement of Operations for the years ended December 31, 1998, 1997
            and 1996........................................................      F-4
Statement of Accumulated Deficit for the years ended December 31,
            1998, 1997 and 1996.............................................      F-5
Statements of Cash Flows for the years ended December 31,
            1998, 1997 and 1996.............................................      F-6
Notes to Financial Statements...............................................      F-7

MINDSPRING ENTERPRISES, INC.

Unaudited Pro Forma Financial Data..........................................      F-20
Unaudited Pro Forma Balance Sheet as of December 31, 1998...................      F-21
Unaudited Pro Forma Statement of Operations for the twelve months
           ended December 31, 1998..........................................      F-22

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To NETCOM On-Line
Communication Services, Inc.:


We have audited the accompanying balance sheets of NETCOM ON-LINE COMMUNICATION SERVICES, INC. DOMESTIC SUBSCRIBER OPERATIONS (an unincorporated division of NETCOM On-Line Communication Services, Inc.) as of December 31, 1998 and 1997 and the related statements of operations, accumulated deficit, and cash flows for the three years in the period ended December 31, 1998. These financial statements are the responsibility of NETCOM On-Line Communication Services, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NETCOM On-Line Communication Services, Inc. Domestic Subscriber Operations as of December 31, 1998 and 1997 and the results of its operations and its cash flows for the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.





/s/ Arthur Andersen LLP
Atlanta, Georgia
January 27, 1999

                   NETCOM ON-LINE COMMUNICATION SERVICES, INC.
                         DOMESTIC SUBSCRIBER OPERATIONS


                                 BALANCE SHEETS

                           DECEMBER 31, 1998 AND 1997

                                 (IN THOUSANDS)



                                                             ASSETS
                                                                                                    1998              1997
                                                                                               ---------------    --------------

CURRENT ASSETS:
     Cash and cash equivalents                                                                   $          0       $    62,248
     Accounts receivable, net of allowance for doubtful accounts of $1,147 and $774
         at December 31, 1998 and 1997, respectively                                                    2,913             2,032
     Inventory                                                                                            410               334
     Prepaid expenses and other current assets                                                          1,863             1,309
                                                                                               ---------------    --------------
                   Total current assets                                                                 5,186            65,923
                                                                                               ---------------    --------------

PROPERTY AND EQUIPMENT, NET                                                                            55,104            63,824
                                                                                               ---------------    --------------

OTHER ASSETS:
     Subscriber acquisition costs                                                                       4,729             2,637
     Other assets                                                                                         482               674
                                                                                               ---------------    --------------
                   Total other assets                                                                   5,211             3,311
                                                                                               ---------------    --------------
                   Total assets                                                                  $     65,501      $    133,058
                                                                                               ===============    ==============


                                               LIABILITIES AND ACCUMULATED DEFICIT

CURRENT LIABILITIES:
     Accounts payable                                                                            $      8,901      $      6,622
     Accrued payroll                                                                                    5,207             5,483
     Accrued liabilities                                                                                7,729             7,519
     Due to parent                                                                                    142,508           168,582
     Deferred revenues                                                                                  3,869             4,461
     Short-term capital lease obligations                                                               2,731             2,247
                                                                                               ---------------    --------------
                   Total current liabilities                                                          170,945           194,914

LONG-TERM CAPITAL LEASE OBLIGATIONS                                                                     2,061             3,287
                                                                                               ---------------    --------------
                   Total liabilities                                                                  173,006           198,201
                                                                                               ---------------    --------------


COMMITMENTS AND CONTINGENCIES (NOTE 4)

ACCUMULATED DEFICIT                                                                                  (107,505)          (65,143)
                                                                                               ---------------    --------------
                   Total liabilities and accumulated deficit                                     $     65,501      $    133,058
                                                                                               ===============    ==============


     The accompanying notes are an integral part of these balance sheets.

                  NETCOM ON-LINE COMMUNICATION SERVICES, INC.
                        DOMESTIC SUBSCRIBER OPERATIONS


                           STATEMENTS OF OPERATIONS

                              FOR THE YEARS ENDED

                       DECEMBER 31, 1998, 1997, AND 1996

                                (IN THOUSANDS)


                                                                    1998                  1997                  1996
                                                              ---------------       ---------------       ---------------

REVENUES                                                         $ 143,669             $ 147,517             $ 116,713
                                                              ---------------       ---------------       ---------------
COSTS AND EXPENSES:
     Costs of revenues                                              58,046                51,203                36,722
     Selling, general, and administrative                           99,570                96,280                97,687
     Depreciation and amortization                                  31,878                23,438                16,108
                                                              ---------------       ---------------       ---------------
                   Total costs and expenses                        189,494               170,921               150,517
                                                              ---------------       ---------------       ---------------
OPERATING LOSS                                                     (45,825)              (23,404)              (33,804)
INTEREST INCOME, NET                                                 3,463                 4,703                 6,050
OTHER EXPENSE                                                            0                  (764)               (1,550)
                                                              ---------------       ---------------       ---------------
NET LOSS                                                         $ (42,362)            $ (19,465)            $ (29,304)
                                                              ===============       ===============       ===============



       The accompanying notes are an integral part of these statements.

                  NETCOM ON-LINE COMMUNICATION SERVICES, INC.
                        DOMESTIC SUBSCRIBER OPERATIONS


                       STATEMENTS OF ACCUMULATED DEFICIT

                              FOR THE YEARS ENDED

                       DECEMBER 31, 1998, 1997, AND 1996

                                (IN THOUSANDS)


BALANCE, DECEMBER 31, 1995                             $  (16,374)

     Net loss                                             (29,304)
                                                    ---------------
BALANCE, DECEMBER 31, 1996                                (45,678)

     Net loss                                             (19,465)
                                                    ---------------
BALANCE, DECEMBER 31, 1997                                (65,143)

     Net loss                                             (42,362)
                                                    ---------------
BALANCE, DECEMBER 31, 1998                             $ (107,505)
                                                    ===============



       The accompanying notes are an integral part of these statements.

                  NETCOM ON-LINE COMMUNICATION SERVICES, INC.
                        DOMESTIC SUBSCRIBER OPERATIONS


                           STATEMENTS OF CASH FLOWS

                              FOR THE YEARS ENDED

                       DECEMBER 31, 1998, 1997, AND 1996

                                (IN THOUSANDS)




                                                                             1998                 1997               1996
                                                                         -------------       -------------      --------------

CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                                             $ (42,362)         $  (19,465)        $  (29,304)
                                                                         -------------       -------------      --------------
     Adjustments to reconcile net loss to net cash (used in)
          provided by operating activities:
              Depreciation and amortization                                  31,878              23,438             16,108
              Changes in operating assets and liabilities:
                   Accounts receivable, net                                    (881)               (767)               116
                   Other current assets                                        (630)                187               (234)
                   Accounts payable                                           2,279               2,184             (4,693)
                   Deferred revenues                                           (592)              1,643              1,568
                   Accrued expenses                                             (66)              1,276              6,697
                   Other assets                                              (1,900)              2,096               (902)
                                                                         -------------       -------------      --------------
                       Total adjustments                                     30,088              30,057             18,660
                                                                         -------------       -------------      --------------

                       Net cash (used in) provided by operating
                           activities                                       (12,274)             10,592            (10,644)
                                                                         -------------       -------------      --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchases of property and equipment, net of retirements                (20,030)             (5,866)           (44,234)
                                                                         -------------       -------------      --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Change in due to parent company                                        (26,074)            (10,232)           (19,672)
                                                                         -------------       -------------      --------------
     Payments of capital lease obligations                                   (3,870)             (1,843)                 0
                                                                         -------------       -------------      --------------
         Net cash used in financing activities                              (29,944)            (12,075)           (19,672)
                                                                         -------------       -------------      --------------
NET DECREASE IN CASH AND CASH EQUIVALENTS                                   (62,248)             (7,349)           (74,550)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                 62,248              69,597            144,147
                                                                         -------------       -------------      --------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                    $       0          $   62,248         $   69,597
                                                                         =============       =============      ==============

SUPPLEMENTAL NONCASH DISCLOSURE:
     Assets acquired under capital lease                                  $   3,128          $    7,377         $        0
                                                                         =============       =============      ==============



       The accompanying notes are an integral part of these statements.

                   NETCOM ON-LINE COMMUNICATION SERVICES, INC.
                         DOMESTIC SUBSCRIBER OPERATIONS


                          NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997, AND 1996

1.   ORGANIZATION

     NETCOM On-Line Communication Services, Inc. ("NETCOM") was incorporated in the state of California in August 1992. In October 1994, NETCOM reincorporated in the state of Delaware. In January 1998, in a transaction accounted for as a pooling of interests, NETCOM became a wholly owned subsidiary of ICG Services, Inc., a Delaware corporation, which is a wholly owned subsidiary of ICG Communications, Inc. ("ICG"), and ceased to exist as an independent entity. NETCOM provides Internet solutions to subscribers in the United States, the United Kingdom and Canada.

     The financial statements and related footnotes contained herein reflect the operations of NETCOM's customer base of individual Internet access subscribers in the United States (the "Domestic Operations"). These amounts exclude the results of NETCOM's operations in Canada and the United Kingdom as well as its capital stock. A portion of the Domestic Operations' assets, including its subscriber base, intellectual property and facilities, is being acquired in a transaction accounted for as a purchase by MindSpring Enterprises, Inc. ("MindSpring"). The assets not being acquired will continue to be owned by NETCOM (which will change its name in the near future) and are expected to be utilized to provide services to MindSpring via a Network Services Agreement (Note 8).

     The Domestic Operations has experienced operating losses since inception as a result of efforts to build network infrastructure, develop systems and expand into new markets. The Domestic Operations expects to continue to focus on increasing its subscriber base which could potentially have a negative effect on near term financial and operating results. There can be no assurance that the Domestic Operations' growth in revenue and subscriber base will continue or that it will achieve profitability or positive cash flow. The Domestic Operations has been funded to date by NETCOM and will be funded by MindSpring subsequent to the acquisition.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     PRESENTATION

     The financial statements of the Domestic Operations have been derived from the consolidated financial statements of NETCOM and have been prepared to present the financial position, results of operations, and cash flows of the Domestic Operations on a stand-alone basis. Accordingly, the accompanying financial statements for 1998 only include certain administrative costs and expenses, which have been allocated to the Domestic Operations by NETCOM and its parent, ICG (Note 7). These costs have been allocated on a pro rata basis based primarily on employee headcount, and represent management's best estimates of what such expenses would have been had the Domestic Operations been operated as a separate entity.


     ESTIMATES AND ASSUMPTIONS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


     DUE TO PARENT

     NETCOM either advances funds to or borrows funds from the Domestic Operations. Funds advanced to the Domestic Operations are used to cover fixed asset expansion and working capital requirements. The advances and borrowings are netted and are reflected in the "Due to Parent" line item included in the accompanying balance sheets.


     REVENUE RECOGNITION

     Monthly subscription service revenue is recognized over the period services are provided. Subscription service and equipment revenues, which require the use of company-provided installation of equipment at a subscriber's location, are recognized when the service is commenced.


     CASH AND CASH EQUIVALENTS

     The Domestic Operations considers all highly liquid investments with an original maturity (at the date of purchase) of three months or less and insignificant interest rate risk to be the equivalent of cash for the purposes of the balance sheet presentation and statements of cash flows.

     The Domestic Operations has classified all investments as available-for-sale and have included them in cash and cash equivalents. Available-for-sale securities are carried at fair market value based on quoted market prices, with unrealized gains and losses reported in "other income." Interest on securities classified as available-for-sale is included in "other income." The following is a summary of available-for-sale securities at December 31, 1998 and 1997 (in thousands):

                                                                                     1998             1997
                                                                                --------------   -------------

               Commercial paper                                                    $       0        $ 55,480
               Money market instruments, net of overdrafts                                 0           1,108
                                                                                --------------   -------------
               Included in cash and cash equivalents                               $       0        $ 56,588
                                                                                ==============   =============


     At December 31, 1997, the estimated fair value of the commercial paper and money market instruments approximated cost, and the amount of gross unrealized gains and losses was not significant.


     ACCOUNTS RECEIVABLE AND DEFERRED REVENUE

     The Domestic Operations generally bills for subscription services, including network and dial-up connection services and initial one-time setup fees, on the first day of each month for which service is provided. Deferred revenue consists primarily of prepaid monthly subscriptions and also, to a lesser extent, billings to customers for equipment shipped that has not been installed at customer locations.


     INVENTORY

     Inventory consists of purchased goods and is stated at the lower of cost or market on a first-in, first-out basis.


     PROPERTY AND EQUIPMENT

     Property and equipment are carried at cost and are depreciated or amortized using the straight-line method over the estimated useful life of the assets, which is generally three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful lives or the term of the related lease, whichever is shorter.

     LONG-LIVED ASSETS

     The Domestic Operations periodically reviews the values assigned to long-lived assets, such as property and equipment, subscriber acquisition costs, and other long-term assets, to determine whether any impairments are other than temporary. Management believes that the long-lived assets in the accompanying balance sheets are appropriately valued.


     SUBSCRIBER ACQUISITION COSTS

     The Domestic Operations expenses the costs of advertising as incurred, except direct response advertising, which are included in subscriber acquisition costs. These costs relate directly to subscriber solicitations and principally include the printing, production, and shipping of starter packages and the costs of obtaining qualified prospects by various targeted direct marketing programs. No indirect costs are included in subscriber acquisition costs. To date, all subscriber acquisition costs have been incurred for the solicitation of specifically identified prospects. Subscriber acquisition costs are deferred and amortized over a period determined by calculating the ratio of current revenues related to the direct response advertising versus the total expected revenues or 12 months, whichever is shorter. It is possible that these estimates of total expected revenues could be reduced in the future. The Domestic Operations' management is constantly evaluating the estimates used. As a result, the amortization period of the subscriber acquisition costs related directly to subscriber solicitations may be reduced.

     Subscriber acquisition costs, which relate directly to potential subscribers, are recorded separately from ordinary operating costs. Deferred subscriber acquisition costs capitalized during fiscal years 1998 and 1997 were $16,469 and $5,252, respectively. Amortization and write-offs for fiscal years 1998, 1997, and 1996 were $14,377, $7,189, and $11,410, respectively.

     Advertising expenses included in selling, general, and administrative expenses were $8,268, $3,786, and $5,567 in 1998, 1997, and 1996, respectively.


     OTHER INCOME

     In June 1995, the Domestic Operations acquired common stock in the McKinley Group, Inc. ("McKinley") in exchange for $1,200 in cash and $300 of common stock. In 1996, Excite, Inc. ("Excite") acquired all of the outstanding shares of McKinley and the Domestic Operations received shares of Excite in exchange for its investment in McKinley. The Domestic Operations recorded a loss of $1,200 in 1996 to reflect the estimated value of the shares received. During 1997, the Domestic Operations sold the Excite shares for a net gain of $1,274.

     SEGMENTAL DISCLOSURES

     The Domestic Operations adopted Statement of Financial Accounting Standards ("SFAS") No. 131, "Segmental Disclosures," effective December 31, 1998. The standard had no effect, because the Domestic Operations operates in one segment.


     CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Domestic Operations to concentrations of credit risk consist principally of cash investments and trade receivables. The Domestic Operations' cash investment policies limit investments to short-term, low-risk instruments. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Domestic Operations' customer base.


     SOURCES OF SUPPLIES

     The Domestic Operations relies on local telephone companies and other companies to provide data communications capacity. Although management feels that alternative telecommunications facilities could be found in a timely manner, disruption of these services, for more than a brief period, would have an adverse effect on operating results.

     Although the Domestic Operations attempts to maintain multiple vendors for each required product, its property and equipment, which are important components of its operations, are each currently acquired from only a few sources. In addition, some of the Domestic Operations' suppliers have limited resources and production capacity. If the suppliers are unable to meet the Domestic Operations' needs as it builds out its network infrastructure and sells services, then delays and increased costs in the expansion of the Domestic Operations' network infrastructure or losses of potential customers could result, which would adversely affect operating results.


     INCOME TAXES

     The Domestic Operations is not a separate taxable entity. The income tax returns of NETCOM include the Domestic Operations. For purposes of these financial statements, income taxes allocated to the Domestic Operations have been computed and recorded on a separate return basis based on the statutory rates in effect (Note 6).

     Income taxes are accounted for under SFAS No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.


     RECLASSIFICATIONS

     Certain prior period amounts have been reclassified to conform to the current period presentation.


3.   PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at December 31, 1998 and 1997 (in thousands):

                                                                                  1998                1997
                                                                             --------------      -------------

              Equipment                                                         $ 107,257           $ 90,830
              Leasehold improvements                                                7,969              7,388
              Furniture, fixtures, and other                                        5,079              4,442
              Construction in process                                                 676                  5
              Assets under capital leases                                          10,505              7,377
                                                                             --------------      -------------
                                                                                  131,486            110,042

              Less accumulated depreciation and amortization                      (76,382)           (46,218)
                                                                             --------------      -------------
              Net property and equipment                                       $   55,104           $ 63,824
                                                                             ==============      =============

4.   COMMITMENTS AND CONTINGENCIES


     LEGAL PROCEEDINGS

     NETCOM is subject to legal proceedings and claims that have arisen in the ordinary course of its business related to the Domestic Operations. In the opinion of management, settlement of these actions when ultimately concluded will not have a material adverse effect on trends in results of operations or the financial condition of NETCOM or the Domestic Operations. This conclusion is based on current facts and circumstances, however, and it is possible that a change in the facts and circumstances relating to such legal proceedings and claims could result in a development that would have a material adverse effect on the results of operations or financial condition of the Domestic Operations.

     NETCOM has allocated to the Domestic Operations leases on certain equipment under agreements that are classified as capital leases. These leases have original terms of three years or less and contain bargain purchase options at the end of the original lease terms. The Domestic Operations also has operating leases which relate to the lease of office and equipment space. Rental expense attributable to these operating leases was approximately $5,569, $5,291, and $4,237 for the years ended December 31, 1998, 1997, and
     1996, respectively. At December 31, 1998, the Domestic Operations' capital lease obligations and minimum rental commitments under noncancelable operating leases with initial or remaining terms of more than one year were as follows (in thousands):

                                                                                       CAPITAL              OPERATING
                                                                                       LEASES                 LEASES
                                                                                   ----------------     ----------------

              1999                                                                    $   3,066            $   4,521
              2000                                                                        1,844                1,337
              2001                                                                          386                  939
              2002                                                                            0                  932
              2003 and thereafter                                                             0                  308
                                                                                   ----------------     ----------------
                                 Total minimum lease payments                             5,296            $   8,037
                                                                                                        ================
              Amounts representing interest                                                (504)
                                                                                   ----------------
              Present value of net minimum payments                                       4,792
              Current portion                                                            (2,731)
                                                                                   ----------------
              Long-term capitalized lease obligations                                 $   2,061
                                                                                   ================

5.   EMPLOYEE BENEFIT PLANS

     The option plans and 401(k) plan of NETCOM, as assumed by ICG, include the Domestic Operations. For purposes of these financial statements, all option information related to the Domestic Operations has been computed and recorded on a separate entity basis.

     EMPLOYEE SAVINGS PLAN

     NETCOM has a savings plan (the "Savings Plan") that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the Savings Plan, participating employees may defer a portion of their pretax earnings up to the Internal Revenue Service annual contribution limit. NETCOM matches 50% of each employee's contribution up to a maximum of 6% of the employee's eligible earnings. NETCOM matches vest over four years. NETCOM has not made any material matching contributions to the Savings Plan for the related periods.

     1993 STOCK OPTION PLAN

     In 1993, NETCOM approved and adopted its 1993 Non-qualified Stock Option Plan (the "Plan"). The Plan is administered by the stock option committee of the Board of Directors. The Plan provides for the granting of options to purchase common stock to eligible employees, directors, and consultants of NETCOM. A total of 3,153,571 shares of common stock may be issued pursuant to options granted under the Plan. The options generally vest over three- to five-year periods and are exercisable for up to ten years following the date of grant.

     ICG PLAN

     NETCOM's 1993 Stock Option Plan was assumed by ICG at the time of the merger (Note 1), and approved by ICG's Board of Directors as an incentive and non-qualified stock option plan which provides for the granting of options to certain directors, officers and employees to purchase 2,720,901 shares of ICG Common Stock. A total of 4,380,099 options were granted under this plan at exercise prices ranging from $0.65 to $92.14, none of which were less than 100% of the estimated fair market value of the shares underlying the options on the date of grant, and accordingly, no compensation expense was recorded for these options under APB 25. The options granted under this plan are subject to various vesting requirements, generally three years and five years, and expire within ten years from the date of grant.

     In order to continue to provide non-cash inventive and retain key employees, all employee stock options outstanding on September 18, 1998 with exercise prices at or in excess of $22.00 were canceled by the Stock Option Committee of ICG's Board of Directors and regranted with an exercise price of $16.88. A total of 757,058 of NETCOM's options, with original exercise prices ranging from $22.02 to $35.75 where canceled and regranted.

     During the 1994 fiscal year, NETCOM's Board of Directors approved and adopted an Employee Stock Purchase Plan which was dissolved upon the merger with ICG. Shares purchased under this plan were converted into an estimated 119,000 shares of ICG Common Stock.


     STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123

     The Domestic Operations has elected to account for its stock-based compensation plans under Accounting Principles Board Opinion No. 25 ("APB 25"); however, the Domestic Operations has computed for pro forma disclosure purposes the value of all options granted during the years ended December 31, 1998, 1997, and 1996 using the Black-Scholes option pricing model as prescribed by SFAS No. 123 using the following weighted average assumptions:

                                                       1998                 1997                 1996
                                                  ---------------      ---------------      ---------------

              Risk-free interest rate                         6%                   6%                   6%
              Expected dividend yield                         0%                   0%                   0%
              Expected lives                           1.6 years            1.6 years            1.6 years
              Expected volatility                            80%                  80%                  80%

     The total value of options granted during the years ended December 31, 1998, 1997, and 1996 was computed as approximately $21,527, $39,132, and $14,199, respectively, which would be amortized on a pro forma basis over the vesting period of the options. If the Domestic Operations had accounted for these plans in accordance with SFAS No. 123, the Domestic Operations net loss and pro forma net loss for the years ended December 31, 1998, 1997, and 1996 would have been as follows (in thousands):

                                                                                            AS                  PRO
                                                                                         REPORTED              FORMA
                                                                                     --------------        -------------

              December 31, 1996                                                          $(29,304)            $(41,182)
              December 31, 1997                                                           (19,465)             (24,335)
              December 31, 1998                                                           (42,362)             (47,777)

     A summary of the status of the Domestic Operations' stock options at December 31, 1998, 1997, and 1996 and changes during the years then ended are presented in the following table (in thousands except per share information):

                                                                                                          WEIGHTED
                                                                                                           AVERAGE
                                                                                                          PRICE PER
                                                                                      SHARES                SHARE
                                                                                  --------------       --------------

                     December 31, 1995                                                1,454               $ 28.46
                          Granted                                                       732                 30.08
                          Exercised                                                    (167)                 7.05
                          Forfeited                                                    (388)                33.26
                                                                                  --------------       --------------
                     December 31, 1996                                                1,631                 30.24
                          Granted                                                     1,831                 16.11
                          Exercised                                                     (77)                12.96
                          Forfeited                                                  (1,744)                29.84
                                                                                  --------------       --------------
                     December 31, 1997                                                1,641                 15.67
                          Granted                                                     1,661                 23.04
                          Exercised                                                    (706)                14.90
                          Forfeited                                                  (1,282)                25.04
                                                                                  --------------       --------------
                     December 31, 1998                                                1,314               $ 16.27
                                                                                  ==============

     The following table summarizes the information about the Domestic Operations' stock options outstanding at December 31, 1998 (in thousands except per share information):

                                               OPTIONS OUTSTANDING                             OPTIONS EXERCISABLE
                             -----------------------------------------------------    -----------------------------------
                                                      WEIGHTED           WEIGHTED                              WEIGHTED
                                                       AVERAGE           AVERAGE                                AVERAGE
         RANGE OF                  NUMBER             REMAINING          EXERCISE             NUMBER           EXERCISE
      EXERCISE PRICES            OUTSTANDING      CONTRACTUAL LIFE        PRICE            EXERCISABLE           PRICE
   --------------------      -----------------  --------------------   ------------      ---------------     ------------

       $ 5.20 - 14.05                  152              8.31              $12.20                  77             $11.99
      $ 14.50 - 15.51                   26              8.45               15.20                   8             15.31
               $15.65                  251              8.34               15.65                 227             15.65
      $ 15.73 - 16.88                  804              9.20               16.77                  95             16.22
      $ 17.63 - 46.65                   81              8.93               21.18                  35             20.28
   --------------------      -----------------  --------------------   ------------      ---------------     ------------
                                     1,314                                                       442
                             =================                                           ===============

     During 1996 and early in 1997, certain outstanding options were exchanged at the election of the option holder. In September 1996, 67,408 shares were exchanged and repriced for 39,995 shares, and in January 1997, 457,846 shares were exchanged and repriced for 272,084 shares on the effective date of the trade-in. Eligible options were issued at a lower price than the traded-in options and at a price higher than the market value. The trade-in ratio was set such that the number of old options times their option price approximates the new number of options times their exercise price. This program was offered to all NETCOM employees, excluding members of the Board of Directors and officers. However, option holders participating in the first exchange were not eligible for the second program.

     The following table summarizes the options exercisable as of December 31, 1998, 1997, and 1996 (in thousands except per share information):

                                                                                                          WEIGHTED
                                                                                                           AVERAGE
                                                                     NUMBER            WEIGHTED           REMAINING
                                                                       OF              AVERAGE           CONTRACTUAL
                                                                     SHARES             PRICE               LIFE
                                                                  ------------      -------------      ---------------

                     As of:
                          December 31, 1996                            588             $ 22.74              8.77
                          December 31, 1997                            573               12.83              9.17
                          December 31, 1998                            442               15.89              8.65


6.   INCOME TAXES

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As discussed in Note

     2, the Domestic Operations is not a separate legal entity, but is included in the consolidated return of NETCOM. Therefore, no tax-sharing arrangement exists between NETCOM and the Domestic Operations. Significant components of the Domestic Operations' allocated deferred tax assets and liabilities for federal and state income taxes as of December 31, 1998 and 1997 are as follows (in thousands):

                                                                                    1998                 1997
                                                                                -------------       -------------
              Deferred tax assets:
                   Net operating loss carryforward                                $ 51,115            $ 33,621
                   Other, net                                                        5,572               4,809
                                                                                -------------       -------------
                                 Total deferred tax assets                          56,687              38,430
                   Valuation allowance                                             (53,281)            (35,203)
                                                                                -------------       -------------
                                                                                  $  3,406            $  3,227
                                                                                =============       =============

              Deferred tax liabilities:
                   Deferred subscriber acquisition costs                          $  2,022            $    939
                   Accelerated depreciation and amortization                         1,384               2,288
                                                                                -------------       -------------
                                                                                  $  3,406            $  3,227
                                                                                =============       =============

     Realization of deferred tax assets is dependent on future earnings, the timing and amount of which are uncertain. Accordingly, a valuation allowance, in an amount equal to the net deferred tax assets as of December 31, 1998 and 1997, has been established to reflect these uncertainties. The change in the valuation allowance was a net increase of $18,078 and $8,150 in 1998 and 1997, respectively.

     As of December 31, 1998 and 1997, the Domestic Operations portion of NETCOM's federal and state net operating loss carryforwards was approximately $174,678 and $125,763, respectively, which will expire in the years 1999 through 2011. In addition, NETCOM's ability to recognize the Domestic Operations' portion of the benefit from the net operating loss carryforwards will be limited under Section 382 of the Internal Revenue Code, because the ownership of NETCOM has changed more than 50%, as defined.

     A reconciliation of the income tax provision computed at statutory tax rates to the income tax provision for the years ended December 31, 1998, 1997, and 1996 is as follows:

                                                                             1998           1997            1996
                                                                          ----------    -----------     ------------

                     Income tax benefit at statutory rate                    (34)%          (34)%           (34)%
                     State and local income taxes                             (9)            (9)             (9)
                     Other, net                                                1              1               3
                     Deferred tax asset valuation allowance                   42             42              40
                                                                          ----------    -----------     ------------
                           Total income tax provision                          0%             0%              0%
                                                                          ==========    ===========     ============

     In addition, the Domestic Operations has realized the benefit of non-qualified stock compensation expense for tax purposes in excess of stock compensation expense for book purposes of $8.2 million, $0.3 million, and $7.6 million for the years ended December 31, 1998, 1997, and 1996, respectively. These amounts have been credited directly against due to parent, net of a full valuation allowance.


7.   RELATED-PARTY TRANSACTIONS

     Prior to the ICG merger, the Domestic Operations' only related-party transactions were certain cash advances to the international operations of NETCOM. The amount of these advances at December 31, 1998 and 1997 were $38,125 and $32,352 and is included in due to parent.

     Subsequent to the merger, ICG assumed the treasury function, so that all of the Domestic Operations' cash at December 31, 1998 is netted in due to parent. Additionally, ICG provided services in the area of risk management and benefits. Estimated costs attributable to these support functions are included in selling, general, and administrative expenses. These costs are allocated to the Domestic Operations based on various factors that NETCOM management believes represent relative cost streams and fair market value. The costs allocated to the Domestic Operations were approximately $957 for the year ended December 31, 1998.

     Following the merger, the Domestic Operations began using certain telecommunications services of ICG. ICG charged NETCOM $2,170 for such services for the year ended December 31, 1998 and are included in cost of revenue. Similarly, the Domestic Operations provided certain technical services to ICG. ICG charged NETCOM $1,678 for such services for the year ended December 31, 1998 and are included in revenues. The rates charged for such services approximate market value, in the opinion of NETCOM's management.


8.   SUBSEQUENT EVENTS (UNAUDITED)

     On January 5, 1999, MindSpring Enterprises, Inc. ("MindSpring") and NETCOM entered into an Asset Purchase Agreement, pursuant to which MindSpring agreed to acquire for a purchase price of $215 million in cash and $30 million in MindSpring stock certain of the tangible and intangible assets and rights in connection with the consumer dial-up Internet access business operated by NETCOM, as well as the Domestic Operations' domestic subscriber base. As part of this transaction, MindSpring and NETCOM (which will change its name in the near future) entered into a Network Services Agreement for one year with an option for a second year on potentially different terms to be negotiated and accepted by both parties. Under the Network Services Agreement, MindSpring subscribers will be able to access the Internet through ICG's network points-of-presence. This transaction was completed on February 17, 1999, and will be accounted for as a purchase.

                       UNAUDITED PRO FORMA FINANCIAL DATA

     The following pro forma balance sheet reflects the acquisition by MindSpring of certain assets of NETCOM On-Line Communication Services, Inc. Domestic Subscriber Operations (the "NETCOM Domestic Operations") as if it had occurred on December 31, 1998. The following pro forma statement of operations for the year ended December 31, 1998 reflects the acquisition by MindSpring of certain assets of the NETCOM Domestic Operations and of Spry, Inc. ("Spry") as if they had occurred on January 1, 1998. The pro forma financial information does not purport to represent what MindSpring's consolidated results of operations would have been if the acquisitions had in fact occurred on these dates, nor does it purport to indicate MindSpring's future consolidated financial position or future consolidated results of operations. The pro forma adjustments are based on currently available information and certain assumptions that MindSpring's management believes are reasonable.

                               UNAUDITED PRO FORMA
                                  BALANCE SHEET
                             AS OF DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                                                   NETCOM
                                                                  Domestic
Total Assets:                                    MindSpring      Operations      Subtotal      Adjustments         Pro Forma
                                               ---------------  -------------  ------------  ---------------      ------------

Cash and cash equivalents                      $      167,743   $          -   $   167,743   $    (135,000)  (a)  $    32,743
Accounts receivable, net                                3,278          2,913         6,191                -             6,191

Deferred tax asset--current                             3,421              -         3,421                -             3,421
Other                                                     758          2,273         3,031          (1,855)  (a)        1,176
                                               ---------------  -------------  ------------  ---------------      ------------
   Total current assets                               175,200          5,186       180,386        (136,855)            43,531
                                               ---------------  -------------  ------------  ---------------      ------------

Property and equipment, net                            35,841         55,104        90,945         (37,864)  (a)       53,081
                                               ---------------  -------------  ------------  ---------------      ------------

Intangibles, net                                       34,742              -        34,742          230,514  (a)      265,256
                                               ---------------  -------------  ------------  ---------------      ------------
Deferred acquisition costs                                  -          4,729         4,729          (4,729)  (a)            -
                                               ---------------  -------------  ------------  ---------------      ------------
Other assets                                            1,816            482         2,298            (294)  (a)        2,004
                                               ---------------  -------------  ------------  ---------------      ------------

Total assets                                   $      247,599   $     65,501   $   313,100   $       50,772       $   363,872
                                               ===============  =============  ============  ===============      ============

Liabilities and Stockholders' equity:
Accounts payable                               $        3,462          8,901   $    12,363   $      (8,901)  (a)  $     3,462
Accrued expenses                                       21,928         12,936        34,864         (10,460)  (a)       24,404
Deferred revenue                                        7,443          3,869        11,312             (72)  (a)       11,240
Due to parent                                               -        142,508       142,508        (142,508)  (a)            -

Income taxes payable                                    2,566              -         2,566                -             2,566

Current portion of debt                                     -              -             -           80,000  (a)       80,000
Current portion of capital leases                       2,695          2,731         5,426          (2,731)  (a)        2,695
                                               ---------------  -------------  ------------  ---------------      ------------
   Total current liabilities                           38,094        170,945       209,039         (84,672)           124,367
                                               ---------------  -------------  ------------  ---------------      ------------

Capital leases--non-current                             2,424          2,061         4,485          (2,061)  (a)        2,424
                                               ---------------  -------------  ------------  ---------------      ------------
      Total Liabilities                        $       40,518   $    173,006   $   213,524   $     (86,733)       $   126,791
                                               ---------------  -------------  ------------  ---------------      ------------

Stockholders' equity:

Preferred stock                                             -              -             -                -                 -

Common stock                                              283              -           283                4  (a)          287

Additional paid-in-capital                            209,983              -       209,983                -  (a)      239,979
                                                                                                     29,996  (b)
Accumulated deficit                                   (3,185)      (107,505)     (110,690)          107,505  (a)      (3,185)
                                               ---------------  -------------  ------------  ---------------      ------------
   Total stockholders' equity                  $      207,081   $  (107,505)   $    99,576   $      137,505       $   237,081
                                               ---------------  -------------  ------------  ---------------      ------------

Total Liabilities and Stockholders' equity     $      247,599   $     65,501   $   313,100   $       50,772       $   363,872
                                               ===============  =============  ============  ===============      ============

     (a) Reflects the preliminary purchase price allocation based on $245 million, with payment comprised of $30 million in stock, $135 million in cash, and $80 million in borrowings under a secured revolving credit facility. In addition to the customer subscriber base, MindSpring is acquiring $3.3 million of accounts receivable and other current assets, $0.2 million of other non-current assets, certain fixed assets ($17.2 million) and assuming certain liabilities ($6.3 million) of the NETCOM Domestic Operations, which have also been included in this allocation based on MindSpring management's estimate of their fair market value. All other assets and liabilities of the NETCOM Domestic Operations are not being acquired and, accordingly, they have been eliminated in the accompanying pro forma balance sheet.

                               UNAUDITED PRO FORMA
                             STATEMENT OF OPERATIONS
                      TWELVE MONTHS ENDED DECEMBER 31, 1998
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        NETCOM
                                                                       Domestic
                                            MindSpring      Spry      Operations    Subtotal   Adjustments(a)      Pro Forma
                                           -------------  ---------  ------------  ----------  --------------     -----------
Revenues                                   $    114,673   $ 36,575   $   143,669   $ 294,917   $           -      $  294,917
                                           -------------  ---------  ------------  ----------  --------------     -----------
Costs and expenses:
   Selling, general and administrative           57,324     17,314        99,570     174,208               -         174,208
   Cost of revenue                               34,336     21,889        58,046     114,271               -         114,271
   Depreciation and amortization                 15,227      3,856        31,878      50,961          82,690  (b)    108,700
                                                                                                    (24,951)  (c)
                                           -------------  ---------  ------------  ----------  --------------     -----------
                                                106,887     43,059       189,494     339,440          57,739         397,179
                                           -------------  ---------  ------------  ----------  --------------     -----------
Operating income (loss)                           7,786    (6,484)      (45,825)    (44,523)        (57,739)       (102,262)
                                           -------------  ---------  ------------  ----------  --------------     -----------

Interest income (expense), net                    1,214       (70)         3,463       4,607         (5,352)  (d)      (745)
                                           -------------  ---------  ------------  ----------  --------------     -----------
Income before income tax expense                  9,000    (6,554)      (42,362)    (39,916)        (63,091)       (103,007)

Income tax expense                                1,544          -             -       1,544               -           1,544
                                           -------------  ---------  ------------  ----------  --------------     -----------
Net income                                 $     10,544   $(6,554)   $  (42,362)   $(38,372)   $    (63,091)      $(101,463)
                                           =============  =========  ============  ==========  ==============     ===========

Shares:
Primary                                          24,611                                                3,838  (e)     28,449
Diluted                                          25,431                                                3,018  (e)     28,449

EPS:
Primary                                    $       0.43                                                           $   (3.57)
                                           =============                                                          ===========
Diluted                                    $       0.41                                                           $   (3.57)
                                           =============                                                          ===========


     (a) Adjustments have not been made to cost of revenue or to selling, general and administrative costs. However, cost of revenue and selling, general and administrative costs incurred by Spry and the NETCOM Domestic Operations may not be indicative of the cost of revenue and selling, general and administrative costs that would have been incurred by MindSpring in relation to the same assets. In connection with MindSpring's acquisition of the NETCOM Domestic Operations, MindSpring and NETCOM (which will change its name) have entered into a network services agreement, for one year with an option for a second year on potentially different terms to be negotiated and agreed to by the parties. MindSpring expects to use the network services purchased under this agreement initially to provide service to the subscribers acquired from NETCOM. MindSpring expects that the costs it incurs for such network services will be different than the corresponding historical costs reported by NETCOM. In this regard, cost of revenue and selling, general and administrative costs incurred by MindSpring in future periods may be materially different from the amounts reflected in the pro forma financial statements.

     (b) Represents additional amortization based on preliminary purchase price allocation (as noted in footnote (a) to the pro forma balance sheet) for the NETCOM Domestic Operations and a full year of amortization of the $32.5 million purchase price paid by MindSpring for the acquisition of certain Spry assets using a three-year amortization period.

     (c) Represents the adjustment to conform the accounting policy of the acquired companies to those of MindSpring with respect to depreciable lives as well as adjust the historical depreciation for the assets not being acquired.

     (d) Reflects additional interest expense on anticipated borrowings under a secured revolving credit facility (as noted in footnote (a) to the pro forma balance sheet) at an assumed interest rate of 6.69%, as if such borrowings were outstanding since January 1, 1998.

     (e) Reflects (i) 3 million shares of MindSpring common stock issued in a public offering completed on May 29, 1998; (ii) 2.3 million shares of MindSpring common stock issued in a public offering completed on December 14, 1998; and (iii) approximately 376,000 shares of MindSpring common stock issued to NETCOM On-Line Communication Services, Inc. as part of the purchase price for the NETCOM Domestic Operations assets (representing approximately $30 million, at $79.76 per share) as if such shares were outstanding since January 1, 1998. Also, excludes the effect of stock options for purposes of the diluted earnings per share calculation, since the effect for pro forma purposes is antidilutive.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               MINDSPRING ENTERPRISES, INC.



                               /s/ Michael S. McQuary
                               -------------------------------------
                               Michael S. McQuary
                               President and Chief Operating Officer



Date: February 24, 1999

                                  EXHIBIT INDEX



EXHIBIT NUMBER                              EXHIBIT

     2.1. Asset Purchase Agreement, dated as of January 5, 1999, by and between MindSpring Enterprises, Inc. and NETCOM On-Line Communication Services, Inc.

     2.2 Closing Agreement, dated February 17, 1999, by and between MindSpring Enterprises, Inc. and NETCOM On-Line Communication Services, Inc.

     10.1. Credit Agreement, dated as of February 17, 1999, by and among MindSpring Enterprises, Inc., certain Lenders identified therein, First Union Capital Markets Corp. as Arranger and First Union National Bank as Administrative Agent.

     10.2. Guaranty and Collateral Agreement, dated as of February 17, 1999, made by MindSpring Enterprises, Inc. and certain other Grantors party thereto, in favor of First Union National Bank as Administrative Agent.

     23.1  Consent of Arthur Andersen LLP.

     99.1. Description of Secured Credit Facility.

     99.2. Press release issued by MindSpring Enterprises, Inc. dated February 17, 1999.